Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 51 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 21, 2007, relating to the financial statements and financial highlights which appear in the September 30, 2007 Annual Report to Shareholders of the Loomis Sayles High Income Fund, a series of Loomis Sayles Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 12, 2008